UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2015

L-3 COMMUNICATIONS HOLDINGS, INC.

L-3 COMMUNICATIONS CORPORATION

(Exact names of registrants as specified in their charters)

DELAWARE	001-14141 333-46983	13-3937434 13-3937436
(State or other Jurisdiction of Incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

600 THIRD AVENUE, NEW YORK, NEW YORK	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (212) 697-1111

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. — Other Events.

On December 7, 2015, L-3 Communications Holdings, Inc. (the “Company”) announced that L-3 Communications Corporation (“L-3”), its wholly owned subsidiary, had commenced a cash tender offer for up to $300 million aggregate principal amount (the “tender cap”) of specified series of its 3.95% Notes due 2024, 1.50% Notes due 2017 and 3.95% Notes due 2016 (collectively, the “notes”).

The early tender date is 5:00 p.m., New York City time, on December 18, 2015, unless extended. The expiration date of the tender offer is 11:59 p.m., New York City time, on January 5, 2016, unless extended or earlier terminated. The complete terms, conditions and limitations of the tender offer are described in the offer to purchase and related letter of transmittal, each dated December 7, 2015.

Holders of notes must validly tender and not validly withdraw their notes before the early tender date to be eligible to receive the total consideration (as described below). Tendered notes may only be withdrawn at or prior to 5:00 p.m., New York City time, on December 18, 2015. Notes tendered after the withdrawal date and before the expiration date may not be withdrawn.

The table below sets forth certain information regarding the notes and the tender offer.

Title of Security	CUSIP No.	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Reference U.S. Treasury Security	Bloomberg Reference Page	Fixed Spread
3.95% Notes due 2024	502413 BD8	$650,000,000	1	2.25% UST due November 15, 2025	FIT 1	195 bps
1.50% Notes due 2017	502413 BC0	$350,000,000	2	0.875% UST due November 30, 2017	FIT 1	125 bps
3.95% Notes due 2016	502413 BB2	$500,000,000	3	0.875% UST due November 30, 2017	FIT 1	50 bps

Subject to the tender cap, tendered notes will be accepted in the order of the acceptance priority levels set forth in the table above. All notes validly tendered and not validly withdrawn before the early tender date having a higher acceptance priority level will be accepted (subject to the tender cap) before any tendered notes having a lower acceptance priority level, and all notes validly tendered after the early tender date having a higher acceptance priority level will be accepted (subject to the tender cap) before any notes tendered after the early tender date having a lower acceptance priority level. However, notes validly tendered and not validly withdrawn at or before the early tender date will be accepted for purchase (subject to the tender cap) in priority to other notes tendered after the early tender date, even if such notes tendered after the early tender date have a higher acceptance priority level than notes tendered prior to the early tender date. L-3 reserves the right, but is not obligated, to increase the tender cap. Tenders of 2024 Notes, 2017 Notes and 2016 Notes will be accepted only in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof.

The total consideration for each $1,000 principal amount of notes tendered and accepted for payment by L-3 pursuant to the tender offer will be determined in the manner described in the offer to purchase by reference to a fixed spread specified in the table above for each series of the notes over the yield based on the bid-side price of the U.S. treasury security specified in the table above, as calculated by the dealer managers at 2:00 p.m., New York City time, on December 18, 2015. Holders of notes who validly tender their notes after the early tender date will, if such notes are accepted by L-3, receive the tender consideration, which is equal to the total consideration minus $30 per $1,000 principal amount of notes tendered by such holders and accepted for purchase by L-3. Accrued and unpaid interest up to, but excluding, the applicable settlement date will be paid in cash on all validly tendered notes accepted and purchased by L-3 in the tender offer.

L-3 reserves the right, but is under no obligation, at any point following the early tender date and before the expiration date of the tender offer, to accept for purchase any notes validly tendered at or prior to the early tender date. The initial settlement date will be determined at L-3’s option and is currently expected to occur on December 22, 2015. Regardless of whether L-3 chooses to exercise its option to have an initial settlement date, L-3 will purchase any remaining notes that have been validly tendered by the expiration date of the tender offer and accepted for purchase (subject to the tender cap and the application of the acceptance priority levels), promptly following the expiration date of the tender offer.

The offer is not conditioned on a minimum principal amount of notes being tendered nor the consummation of any other offer but is subject to certain customary conditions. Each offer may be amended, extended, terminated or withdrawn separately.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “will,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-Looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the Company undertakes no obligation to update these forward-looking statements.

The Company issued a press release, a copy of which is attached as Exhibit 99.1 to this report, announcing the commencement of the tender offer.

ITEM 9.01. — Financial Statements and Exhibits.

(D)     Exhibits

Exhibit	Description

99.1	Press release dated December 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

L-3 COMMUNICATIONS HOLDINGS, INC. L-3 COMMUNICATIONS CORPORATION

By:	/s/ Allen E. Danzig
Name:	Allen E. Danzig
Title:	Vice President, Assistant General Counsel and Assistant Secretary

Dated: December 8, 2015